Exhibit 2.12

Colorado Secretary of State Date and Time: 04/16/2021 03:31 PM
Document must be filed electronically.	ID Number: 20001003762
Paper documents are not accepted.
Fees & forms are subject to change.	Document number: 20211364616
For more information or to print copies	Amount Paid: $25.00
of filed documents, visit www.sos.state.co.us.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

	ID number	20001003762
(Colorado Secretary of State ID number)

	Entity name	NEW FRONTIER ENERGY, INC.

2.	The new entity name (if applicable) is

3.	(If the following statement applies, adopt the statement by marking the box and include an attachment.)
☒ This document contains additional amendments or other information.

4.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are __________________________.
(mm/dd/yyyy hour:minute am/pm)

1

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6.	The true name and mailing address of the individual causing the document to be delivered for filing are	Keaveney	Rhonda
		(Last)	(First)	(Middle)	(Suffix)

PO Box 26496
(Street name and number or Post Office Box information)

		Scottsdale		AZ	85255
		(City)		(State)	(Postal/Zip Code)

United States
		(Province - if applicable)		(Country - if not US)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

2

CERTIFICATE OF AMENDMENT

OF THE COMMON STOCK AND

PREFERRED STOCK

FOR

NEW FRONTIER ENERGY, INC.

It is hereby certified that:

1.  The name of the Corporation is New Frontier Energy, Inc., [hereinafter called the"Corporation"].

2. The Certificate of Incorporation, as amended, of the Corporation authorizes:

a.	1,000,000,000 (one billion) shares of its Common Stock, and
b.	Issuance of 1,000,000 (One Million) shares of Series A Convertible Preferred Stock, $.001 par value, and

c.	Expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.
d.	Cancellation of the Series B 12% Cumulative Convertible Preferred Stock
e.	Cancellation of the Series C 2.5% Cumulative Convertible Preferred Stock

3.  The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions amending its Common Stock and creating a Convertible Series A Preferred Stock issue of Preferred Stock:

RESOLVED, that the Board of Directors hereby authorizes the increase its Common Stock to 500,000,000 shares.

FURTHER RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the rights, preferences, privileges and restrictions relating to the Series A Convertible Preferred Stock, as follows:

(a)    Designation. The series of Series A Preferred Stock as amended, shall be designated the Series A Convertible Preferred Stock [the "Series A Stock"].

(b)    Authorized Shares. The number of authorized shares of Series A Stock shall be 1,000,000 (One Million) shares.

(c)    Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to Holders of senior capital stock, if any, the Holders of Series B Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of junior capital stock, including Common Stock, an amount equal to $.001 per share [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the Holders of the Series A Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the Holders of the Series A Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (c).

3

(d)    Dividends. The Series A Stock is not entitled to receive any dividends in any amount during which such shares are outstanding.

(e)    Conversion Rights. Each share of Series A Stock shall be convertible, at the option of the Holder, into four times the sum of both a) all shares of Common Stock issued and outstanding at time of voting and b) all other Preferred Stock’s voting rights.

(i)  Conversion Procedure. Upon written notice to the Holder, the Holder shall effect conversions by surrendering the certificate(s) representing the Preferred Series A Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. Not later than five [5] business days after the conversion date, the Corporation will deliver to the Holder, (i) a certificate or certificates, which shall be subject to restrictive legends, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the Series A Stock is delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph (e) (i), the Holder shall be entitled by written notice to the Corporation at any time on or before receipt of such certificate(s), to receive 100 Series A Stock shares for every week the Corporations fails to deliver Common Stock to the Holder.

(ii)  Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Series A Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock for any shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph (e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iii)  Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Series A Stock then outstanding shall have the right thereafter to convert such Series A Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series A Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(iv)  Fractional Shares; Issuance Expenses. Upon a conversion of Series A Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Series A Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

4

(f)    Voting Rights. Except as otherwise expressly provided herein or as required by law, the Holders of shares of Series A Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. Each share of Series A Preferred Stock shall have voting rights equal to four times the sum of both a) all shares of Common Stock issued and outstanding at time of voting and b) all other Preferred Stock’s voting rights.

(g)    Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Series A Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series A Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

IN WITNESS WHEREOF, on this 16th day of April 2021, said New Frontier Energy, Inc.,has caused this Certificate to be signed by Small Cap Compliance, LLC.

By:

Rhonda Keaveney, Managing Member

Small Cap Compliance, LLC

5